SUPPLEMENT NO. 2

                                       TO

                         PROSPECTUS DATED JULY 30, 1998

                           COMMODORE HOLDINGS LIMITED

     The cover page of the Prospectus and the section "Description of Securities - Public Warrants" is amended to include the following information:

     Each two Public Warrants entitle the holder to purchase one share of Common Stock at an exercise price of $5.65 per share. The Public Warrants may be exercised only in pairs. The Public Warrants may be redeemed by the Company at any time, at a redemption price of $.05 per Public Warrant upon 25 days prior written notice, provided the average closing bid price of the Common Stock for 20 consecutive trading days ending not more than 15 days prior to the date of any redemption is in excess of 150% of the exercise price of the Public Warrants, which is currently $8.48. The exercise price and redemption threshold for the Public Warrants have been reduced as a result of adjustments for certain events that triggered the anti-dilution provisions in the Public Warrants.

     The section "Risk Factors - Requirements to Exercise Public Warrants; Adverse Effect of Redemption of Public Warrants" is amended to include the following:

     The Public Warrants are also subject to redemption by the Company on at least 25 days' prior written notice if the closing bid price of the Common Stock for 20 consecutive business days ending not more than 15 days prior to the date of any redemption notice exceeds of 150% of the exercise price of the Public Warrants, which is currently $8.48. The redemption threshold has been reduced from $8.51 to $8.48 as a result of adjustments for certain events that triggered the anti-dilution provisions in the Public Warrants.

         The Section of the Prospectus entitled "Selling Stockholders" is amended to reflect Mr. Jeffrey I. Binder's transfer of warrants to purchase 25,000 shares of Common Stock of the Company and to add the recipients of such warrants as Selling Stockholders as follows:

              SELLING STOCKHOLDER                       BENEFICIAL OWNERSHIP        SHARES          BENEFICIAL OWNERSHIP AFTER
            (SHARES OF COMMON STOCK                      PRIOR TO OFFERING          BEING                 THE OFFERING
            UNDERLYING THE WARRANTS)                                               OFFERED
                                                         SHARES  PERCENTAGE        -------              SHARES  PERCENTAGE
                                                         ------  ----------                             ------  ----------
Altoonian, James J.                                         893        *                   893               0          *
Binder, Jeffrey I., Rosalie G. and                    1,824,244      21.4%           1,065,910      318,334(5)        4.3%
   JeMJ Financial Services, Inc.(6)
Cherwin, Glickman & Theise, LLP                           1,488        *                 1,488               0          *
   Profit Sharing Plan for the Account
   of Jay F. Theise
Fishman, Gill and Barbara Tyrell                          3,036        *                 3,036               0          *
   JTWROS
Martin Kofman & Jim Lennon                                2,083        *                 2,083               0          *
   Partnership
Merowitz, Myrna J., as custodian for                        536        *                   536               0          *
   Marc Andrew Merowitz, JTWROS
Nasif, Ronald J.                                          1,786        *                 1,786               0          *
The New Group, Ltd.                                       2,976        *                 2,976               0          *
Rouhana Sr., William J., Trustee                          2,679        *                 2,679               0          *
   under Rouhana 1990 GRIT
Sherman, Wilfred M.                                       3,571        *                 3,571               0          *
Von Stange, Fredric E.                                    5,952        *                 5,952               0          *

-------------

(5) This amount assumes the sale of shares of Common Stock being offered and listed elsewhere herein.

(6) Jeffrey I. Binder is the Chairman of the Board of the Company. This amount includes 440,000 shares of Common Stock and warrants to purchase 545,455 shares of Common Stock owned by JeMJ Financial Services, Inc., an affiliate of Mr. Binder. This amount also includes warrants to purchase 520,455 shares of Common Stock owned by Mr. and Mrs. Binder and stock options to purchase 33,334 shares of Common Stock owned by Mr. Binder.